Exhibit 4.4

FORM OF

QPAGOS

RESTRICTED STOCK GRANT AGREEMENT

2018 STOCK INCENTIVE PLAN

This Restricted Stock Grant Agreement is dated as of [                 ], 201[       ] (this “Agreement”), and is between QPAGOS, a Nevada corporation (“QPAGOS”), and [         ], an individual (“Grantee”).

WHEREAS, Grantee is [             ]. QPAGOS considers Grantee’s continued services to QPAGOS to be important to its growth, and consequently QPAGOS wishes to grant to Grantee, shares of QPAGOS restricted common stock, subject to the terms of this Agreement.

The parties therefore agree as follows:

1.      Grant of Stock. QPAGOS hereby issues to Grantee [             ] shares of QPAGOS common stock, subject to vesting as provided in section 2 (those shares and any securities issued in respect of or as replacements for those shares, the “Shares”) pursuant to the QPAGOS 2018 Stock Incentive Plan (the “Plan”):

2.             Vesting. The Shares will vest as follows: [             ].

3.             Adjustment. If shares of QPAGOS common stock are subdivided or combined into a greater or smaller number of shares, or QPAGOS pays any stock dividend or otherwise issues any securities in respect of QPAGOS common stock, or upon a merger, consolidation, reorganization, split-up, combination, or recapitalization or the like of QPAGOS, or upon exchange of shares of QPAGOS common stock or other securities issued in respect of QPAGOS common stock for other securities of QPAGOS or of another corporation, all references under this Agreement to the Shares, Vested Shares, or Shares will be appropriately adjusted or revised to reflect that change.

4.             Shareholder Rights. Subject to the terms of this Agreement, Grantee has all the rights of a shareholder with respect to the Shares, including without limitation the right to vote the Shares and to receive any cash dividends declared on the Shares.

5.             Compliance With Securities Laws. (a) Grantee represents that he is acquiring the Shares on his/her own account for the purpose of investment and not with a view to, or for sale in connection with, distribution of any Shares.

(b)               Subject to restrictions on transferability of the Shares stated elsewhere in this Agreement, Grantee shall not sell, transfer, assign, pledge, encumber, or otherwise dispose of any Shares or any beneficial interest therein unless (1) the Shares or beneficial interest, as the case may be, that he proposes to dispose of are registered in an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or (2) if required by QPAGOS, QPAGOS has received an opinion, in form and substance satisfactory to QPAGOS, from QPAGOS’s legal counsel to the effect that disposition of those Shares or that beneficial interest, as the case may be, does not require registration under the Securities Act, or any applicable state securities laws.

(c)                Grantee acknowledges that neither QPAGOS nor any agent of QPAGOS is required to recognize any transfer of any Shares if, in the opinion of counsel for QPAGOS, that transfer would result in violation by QPAGOS of any federal or state law with respect to the offering, issuance, or sale of securities.

(d)               At the written request of QPAGOS or any managing underwriter of any underwritten public offering of securities of QPAGOS, Grantee will not, without the prior written consent of QPAGOS or any such managing underwriter, sell, make any short sale of, loan, grant any option for the purchase of, QPAGOS or otherwise encumber, or otherwise dispose of, any Shares during the 180 day period commencing on the effective date of the registration statement relating to any such underwritten public offering of securities.

(e)                QPAGOS is entitled to endorse the certificates representing the Shares with the following legends:

(1)	“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or state securities laws or an exemption from registration under the Securities Act and state securities laws that, in the opinion of counsel for QPAGOS is available.”

(2)	“Transferability of the shares represented by this certificate is subject to the terms of the Restricted Stock Grant Agreement dated [ ], between QPAGOS and Grantee. A copy of that Agreement is on file at the offices of Paseo del la Reforma, 404 Piso 15PH, Juarez, Del. Cuauhtemoc, Mexico, D.F.C.P. 06600.”

6.             Waiver of Jury Trial. Each party hereby waives any right to a jury trial and any right to claim or recover punitive damages.

7.             No Effect on Service. Nothing contained in this Agreement confers on Grantee any right with respect to continuation by QPAGOS as a director or interferes in any way with the right of QPAGOS at any time to terminate Grantee’s appointment as a director by QPAGOS, subject to the terms of any provision of law, or QPAGOS’s organizational documents, to the contrary.

8.      Taxes/Section 83(b) Election. (a) Because Grantee is a non-employee director, QPAGOS will not make any provision for the withholding of federal, state, or local taxes in connection with the grant or vesting of the Shares QPAGOS will provide Grantee with a completed IRS Form 1099 reporting non-employee compensation and certain other payments made to Grantee by QPAGOS for Grantee’s service as a director, including payments in connection with the Shares. Grantee is responsible for his tax obligations in connection with the grant and vesting of the Shares, and the Company recommends that Grantee consult with his tax advisor

(b) Grantee understands that under section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date that any forfeiture restrictions applicable to any Shares lapse, the excess of the fair market value of those Shares on that date over the purchase price paid for those Shares will be reportable as ordinary income. Grantee understands, however, that he may elect to be taxed at the time the Shares are acquired under this Agreement, rather than when the Shares cease to be subject to the forfeiture restrictions of this Agreement, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the date of this Agreement.

(c) Grantee acknowledges that it is his sole responsibility, and not QPAGOS’s, to file a timely election under section 83(b), even if Grantee requests that QPAGOS or its representatives make this filing on Grantee’s behalf.

9.    Assignment. Neither party may assign any rights or delegate any obligations under this Agreement except with the prior written consent of the other party.

10.  Binding. This Agreement binds and inures to the benefit of the parties and their respective permitted successors and assigns.

11.  Governing Law. The laws of the State of Nevada (without giving effect to principles of conflict of laws) govern all matters arising out of this Agreement, including without limitation tort claims.

12.  Entirety of Agreement. This Agreement constitutes the entire Agreement of the parties concerning the subject matter of this Agreement and supersedes all prior agreements, if any.

13.  Amendment. This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that the award which is the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

14.  Notices. (a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

i.      personal delivery, in which case delivery will be deemed to occur the day of delivery;

ii.     certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or

iii.    next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.

(b) In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

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If to QPAGOS:

QPAGOS

Paseo del la Reforma, 404 Piso 15PH,

Juarez, Del. Cuauhtemoc, Mexico, D.F.C.P. 06600

with a copy to:

Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 25th Floor
New York, New York 10174
Attention: Leslie Marlow

If to Grantee:

[             ]

To the address set forth in QPAGOS’ records

15.  Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

The undersigned are signing this Agreement on the date stated in the introductory clause.

QPAGOS

By:
Name: Gaston Pereira
Title: Chief Executive Officer

GRANTEE:

[ ]

(Grantee’s Address)

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